EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Dividend Capital Total Realty Trust Inc.

We consent to the use of our report dated August 3, 2006 in Registration Statements No. 333-125338 on Form S-11/A of Dividend Capital Total Realty Trust Inc., relating to the statement of revenues and certain expenses of the Jay Street Office Park for the period June 14, 2005 through December 31, 2005 appearing in the Form 8-K/A of Dividend Capital Total Realty Trust Inc. dated August 15, 2006. We further consent to the reference to our firm under the heading “Experts” in the registration statement.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

August 15, 2006